Exhibit 99.1

News Release

L.B. FOSTER REPORTS FOURTH QUARTER OPERATING RESULTS

PITTSBURGH, PA, March 2, 2017 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer and distributor of products and services for transportation and energy infrastructure, today reported its fourth quarter 2016 operating results which include:

•	A sales decrease of 23.4% from the prior year quarter to $106.6 million.

•	Gross profit margin of 17.6% compared to 21.5% in the prior year.

•	New orders decreased by 1.2% to $113.4 million from the prior year, but increased by 2.3% from the third quarter of 2016.

•	Backlog declined by 10.5% from the prior year, but increased by 2.5% sequentially over the third quarter of 2016.

•	Cash flow provided by operating activities of $8.0 million compared to $42.5 million provided in the prior year quarter.

•	A $1.2 million pretax warranty charge related to a Transit Products project and a $0.9 million pretax charge related to the anticipated settlement of an employment dispute within the Tubular and Energy Services (Tubular) segment.

•	The Company recorded a $7.9 million deferred tax liability related to unremitted foreign earnings and also recorded a $29.7 million valuation allowance on its deferred tax assets.

Fourth Quarter Results

•	Fourth quarter net sales of $106.6 million decreased by $32.6 million, or 23.4%, compared to the prior year quarter due to a 27.2% decrease in Tubular segment sales and a 34.0% decline in Rail Products and Services (Rail) segment sales. Our United States-based rail track components businesses reported a combined sales reduction of $24.4 million in the fourth quarter, which accounted for 75% of the decline.

•	Gross profit margin was 17.6%, 380 basis points lower than the prior year quarter. The reduction was due to declines across all segments, the most significant being the reduced Rail segment margin which was largely a result of inventory rationalization and a transit related warranty charge.

•	Fourth quarter EBITDA[1] (earnings before interest, taxes, depreciation, and amortization) was $3.0 million compared to $13.4 million in the fourth quarter of 2015.

•	Selling and administrative expense decreased by $4.5 million, or 18.3%. The decrease was comprised of $1.9 million in cost reduction initiatives related to personnel and travel costs, $1.5 million related to incentive compensation and other strategic spending reductions of approximately $2.3 million. These reductions were partially offset by a $0.9 million charge related to the anticipated settlement of an employment dispute within the Tubular segment, and $0.3 million of increased litigation costs for the Union Pacific Rail Road (UPRR) matter.

[1]	See non- GAAP reconciliation tables at the end of this press release for information regarding the use of non-GAAP measures used in this release (including reconciliation of net loss to EBITDA and Adjusted EBITDA).

•	Interest expense was $2.2 million in the fourth quarter of 2016 compared to $1.2 million in the prior year quarter, the increase being attributable to an increase in interest rates in the current year period and a $0.4 million write-off of deferred financing costs resulting from the fourth quarter 2016 amendment.

•	The Company’s income tax expense for the fourth quarter was $36.6 million. The Company recorded a valuation allowance of $29.7 million on its deferred tax assets. The Company also recorded deferred U.S. income taxes and foreign withholding taxes of $7.9 million in 2016, as management no longer intends to permanently reinvest a significant portion of its unremitted foreign earnings outside of the United States.

•	Fourth quarter net loss was $40.9 million or $3.97 per diluted share compared to net income of $3.3 million, or $0.32 per diluted share, last year.

•	Fourth quarter bookings were $113.4 million, a 1.2% decrease from the prior year quarter, due to a 36.3% decline in Tubular segment orders and an 8.2% reduction in Rail segment orders, partially offset by a 68.2% increase in Construction Products (Construction) segment orders.

•	Cash flow provided by operating activities for the fourth quarter of 2016 generated $8.0 million compared to $42.5 million of cash generated in the fourth quarter of 2015. Over $30.0 million of the 2015 cash flow related to working capital improvement which was largely due to initiatives put in place to address underperformance in the first half of the year.

•	In the fourth quarter, the Company repaid $26.0 million of cash that it had borrowed via short-term subsidiary advances in the third quarter to pay down debt as of September 30, 2016.

•	In the fourth quarter, the Company executed a second amendment to its credit agreement that, among other items, reduced the capacity of the facility from $275 million to $225 million, which includes a $30 million term loan with a straight line amortization feature through maturity; the elimination of the leverage ratio through the second quarter of 2018; the creation of a Minimum EBITDA (as defined) covenant which gradually increases through the second quarter of 2018, after which, it is eliminated; the creation of a Fixed Charge Coverage Ratio of 1.0:1.0 which steps up to 1.25:1.0 in the first quarter of 2018.

CEO Comments

Bob Bauer, President and Chief Executive Officer, commented, “We accomplished a great deal in the fourth quarter as we completed several restructuring actions that have lowered our operating expenses further. The Company incurred an additional $1.2 million of one-time charges in the quarter to complete these actions. With these significant restructuring actions behind us, the Company is positioned to benefit from operating leverage as markets recover. These actions, combined with a further reduction in capital spending, are expected to drive improvement in free cash flow in 2017.

I am encouraged by the sequential improvement in fourth quarter consolidated orders, particularly from the upstream energy market, where orders for our test & inspection services business rose 38% sequentially over the third quarter. Commodity carloads in the North American freight rail market, including coal, have risen since the first half of the year. Additionally, the outlook for our European rail business, Concrete Products and Fabricated Bridge divisions remains positive.”

Mr. Bauer concluded by saying, “As several key commodities show signs of increasing prices, we expect capital spending to improve in the markets we serve where commodity prices have a favorable impact.”

Full Year Results

•	Net sales for 2016 decreased by $141.0 million, or 22.6%, due to a 27.3% decline in Rail segment sales, a 17.5% decrease in Construction segment sales and a 17.1% decline in Tubular segment sales. The Rail sales decline was driven by reductions across all product categories, while the Construction decrease was due to piling and bridge products reductions. The Tubular decline was due principally to test and inspection services revenue declines as well as coating services reductions.

•	Gross profit margin was 18.7%, down 270 basis points from the prior year period. The margin decline was due principally to reductions in the Rail and Tubular segment margins.

•	Selling and administrative expense decreased by $6.7 million. The decrease was primarily attributable to cost reduction initiatives related to personnel and travel costs of $3.0 million, incentive compensation reductions of $3.8 million, prior year acquisition and integration costs of $1.2 million and other strategic spending reductions of $4.0 million which were partially offset by increased litigation related costs for the UPRR matter of $2.6 million, the fourth quarter employment dispute related expense of $0.9 million and other miscellaneous items including ERP costs totaling $1.8 million.

•	Interest expense was $6.6 million in 2016 compared to $4.4 million in the prior year. The increase was attributable to higher interest rates, and write-offs of deferred financing costs totaling $0.7 million resulting from the second quarter and fourth quarter 2016 amendments to the credit agreement.

•	The Company’s 2016 income tax rate from continuing operations was 3.7%, compared to 12.1% in the prior year. The Company’s 2016 effective income tax rate was significantly impacted by the valuation allowance recorded in the fourth quarter, as well as deferred taxes related to unremitted foreign earnings.

•	The net loss for 2016 was $141.7 million, or $13.79 per diluted share, compared to a net loss of $44.4 million, or $4.33 per diluted share, last year.

•	Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and impairment charges) for 2016 was $18.5 million compared to $60.6 million in the prior year, a decrease of $42.1 million or 69.4% as the Company experienced weak demand for its products and services in all segments and was negatively impacted by depressed commodity prices underlying a significant portion of its products.

•	Cash provided by operating activities was $19.9 million in 2016, compared to $56.2 million in the prior year period. Capital expenditures were $7.7 million in 2016 compared to $14.9 million in the prior year.

L.B. Foster Company will conduct a conference call and webcast to discuss its fourth quarter 2016 operating results on Thursday March 2, 2017 at 5:00 pm ET. The call will be hosted by Mr. Robert Bauer, President, and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster web site: www.lbfoster.com, under the Investor Relations page. The conference call can be accessed by dialing 877-407-0784 and providing access code 13654904.

About L.B. Foster Company

L.B. Foster is a leading manufacturer and distributor of products and services for transportation and energy infrastructure with locations in North America and Europe. For more information, please visit www.lbfoster.com.

This release may contain forward-looking statements that involve risks and uncertainties. Statements that do not relate strictly to historical or current facts are forward-looking. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements that include those words are usually forward-looking statements. Actual results could differ materially from the results anticipated in any forward-looking statement. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, an economic slowdown or a continuation of the current economic slowdown in the markets we serve; the risk of doing business in international markets; our ability to effectuate our strategy including cost reduction initiatives and our ability to effectively integrate new businesses and realize anticipated benefits; costs of and impacts associated with shareholder activism; a decrease in freight or passenger rail traffic; the timeliness and availability of material from our major suppliers; labor disputes; the effective implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes; foreign currency fluctuations; inflation; domestic and foreign government regulations; economic conditions and regulatory changes caused by the United Kingdom’s likely exit from the European Union; continued and sustained declines in energy prices; a lack of state or federal funding for new infrastructure projects; increased regulation including conflict minerals; an increase in manufacturing or material costs; the ultimate number of concrete ties that will have to be replaced pursuant to the previously disclosed product warranty claim of the (“UPRR”) and an overall resolution of the related contract claims as well as the possible costs associated with the outcome of the lawsuit filed by the UPRR; risks inherent in litigation and those matters set forth in Item 8, Footnote 19, “Commitments and Contingent Liabilities” and in Item 1A, “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2015 and any updates to such disclosures in subsequent Form 10-Qs. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company assumes no obligation and does not intend to update or revise these statements, whether as a result of new information, future events or otherwise, except as required by securities laws.

Investor Relations:

David Russo

(412) 928-3417

investors@lbfoster.com

L.B. Foster Company

415 Holiday Drive

Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Sales of goods	$89,097	$119,990	$415,375	$537,214
Sales of services	17,469	19,148	68,139	87,309

Total net sales	106,566	139,138	483,514	624,523
Cost of goods sold	70,733	91,708	331,437	420,169
Cost of services sold	17,054	17,558	61,721	70,701

Total cost of sales	87,787	109,266	393,158	490,870

Gross profit	18,779	29,872	90,356	133,653

Selling and administrative expenses	20,035	24,515	85,976	92,648
Amortization expense	1,757	3,295	9,575	12,245
Asset impairments	—	—	135,884	80,337
Interest expense	2,209	1,212	6,551	4,378
Interest income	(71)	(46)	(228)	(206)
Equity in loss of nonconsolidated investments	344	101	1,290	413
Other income	(1,260)	(4,340)	(1,523)	(5,585)

	23,014	24,737	237,525	184,230

(Loss) income before income taxes	(4,235)	5,135	(147,169)	(50,577)
Income tax expense (benefit)	36,616	1,807	(5,509)	(6,132)

Net (loss) income	$(40,851)	$3,328	$(141,660)	$(44,445)

Basic (loss) earnings per common share	$(3.97)	$0.33	$(13.79)	$(4.33)

Diluted (loss) earnings per common share	$(3.97)	$0.32	$(13.79)	$(4.33)

Dividends paid per common share	$—	$0.04	$0.12	$0.16

Average number of common shares outstanding—Basic	10,301	10,219	10,273	10,254

Average number of common shares outstanding—Diluted	10,301	10,270	10,273	10,254

L.B. FOSTER COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$30,363	$33,312
Accounts receivable—net	66,632	78,487
Inventories—net	83,243	96,396
Prepaid income tax	14,166	1,131
Other current assets	5,200	5,148

Total current assets	199,604	214,474
Property, plant and equipment—net	103,973	126,745
Other assets:
Goodwill	18,932	81,752
Other intangibles—net	63,519	134,927
Deferred tax assets	—	226
Investments	4,031	5,321
Other assets	2,964	3,215

Total Assets	$393,023	$566,660

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,744	$55,804
Deferred revenue	7,597	6,934
Accrued payroll and employee benefits	7,497	10,255
Accrued warranty	10,154	8,755
Current maturities of long-term debt	10,386	1,335
Other accrued liabilities	8,953	8,563

Total current liabilities	82,331	91,646
Long-term debt	149,179	167,419
Deferred tax liabilities	11,371	8,926
Other long-term liabilities	16,891	15,837
Stockholders’ equity:
Class A Common Stock	111	111
Paid-in capital	44,098	46,681
Retained earnings	133,667	276,571
Treasury stock	(19,336)	(22,591)
Accumulated other comprehensive loss	(25,289)	(17,940)

Total stockholders’ equity	133,251	282,832

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$393,023	$566,660

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”) adjusted for asset impairments (“Adjusted EBITDA”) which are non-GAAP financial measures. The Company believes that EBITDA is useful to investors in order to provide a more complete understanding of the ongoing operations of the Company’s business. Similarly, adjusted EBITDA displays the performance of the Company without the impact of asset impairments in order to enhance investors’ understanding of our day to day operations. In addition, management believes that these non-GAAP financial measures are useful to investors in the assessment of the use of our assets without regard to financing methods, capital structure, or historical cost basis and the significant asset impairment. Additionally, EBITDA is a financial measurement that management and the board of directors use in the determination of certain compensation programs.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of the GAAP measures are presented below:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Adjusted EBITDA Reconciliation
Net (loss) income	$(40,851)	$3,328	$(141,660)	$(44,445)
Interest expense, net	2,138	1,166	6,323	4,172
Income tax expense (benefit)	36,616	1,807	(5,509)	(6,132)
Depreciation	3,297	3,836	13,917	14,429
Amortization	1,757	3,295	9,575	12,245

Total EBITDA	2,957	13,432	(117,354)	(19,731)

Asset impairments	—	—	135,884	80,337

Adjusted EBITDA	$2,957	$13,432	$18,530	$60,606